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                              PART II,  ITEM 6(a)



EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
CAPITOL BANCORP LTD.





                                                               Three Months Ended             Nine Months Ended
                                                                   September 30                  September 30
                                                            -------------------------     -------------------------
                                                               1996          1995            1996          1995
                                                            -----------   -----------     -----------   -----------
Primary Net Income Per Share:

  Weighted average number of common shares outstanding        3,976,908     3,329,941       3,685,780     3,321,335

  Net effect of dilutive stock options and warrants--
    based on the treasury stock method or modified
    treasury stock method, as applicable                        127,765       658,294         116,944       658,294
                                                            -----------   -----------     -----------   -----------
                                              Total           4,104,673     3,988,235       3,802,724     3,979,629
                                                            ===========   ===========     ===========   ===========


  Net income for the period                                 $ 1,177,700   $   847,907     $ 3,426,885   $ 2,049,222

  Adjustment for modified treasury stock method                                66,982                       200,946
                                                            -----------   -----------     -----------   -----------
  Adjusted earnings for purposes of computation
   of per share earnings                                    $ 1,177,700   $   914,889     $ 3,426,885   $ 2,250,168
                                                            ===========   ===========     ===========   ===========


  Net income per share                                      $       .29   $       .23     $       .90         $.57
                                                            ===========   ===========     ===========   ===========

Fully Diluted Net Income Per Share (A)                      $       .29   $       .23     $       .90         $.57
                                                            ===========   ===========     ===========   ===========





(A) Same as for primary net income per share since dilution is less than 3% or is otherwise not applicable for the period.